Exhibit 99.2

MERGE HEALTHCARE INCORPORATED

Transcript
Novmeber 2, 2011
8:30 a.m. ET

Cautionary Notice Regarding Forward-Looking Statements

This transcript contains “forward-looking statements,” including statements which are related to future, not past, events. Forward-looking statements usually describe expected future business and financial outlook or performance, and often contain words such as “will,” “believes,” “intends,” “anticipates,” “expects,” “plans,” “seeks,” “see” and similar expressions. Forward-looking statements, by their nature, address matters that are, to varying degrees, uncertain and subject to various known and unknown risks. For Merge, particular uncertainties and risks that could cause actual results to differ materially from post-merger forward-looking statements include, among other issues: the successful integration of companies we acquire; achieving certain post-acquisition synergies; the market acceptance of implemented product solutions; market acceptance and performance of Merge’s products and services; the impact of competitive products and pricing; possible delays in the implementation of its managed services offering; the risks and effects of its recent changes in its executive and Board leadership, including the costs and expenses related to severance payments made to departing officers; the risks and effects of its recent securities issues, including the issuance of certain senior secured notes; the past restatement of its financial statements and other actions that may be taken or required as a result of such restatement; its ability to generate sufficient cash from operations to meet future operating, financing and capital requirements, including repayment obligations with respect to its outstanding indebtedness; risks associated with its prior delays in filings with the SEC or its ability to continue to meet the listing requirements of The NASDAQ Global Select Market; the costs, risks and effects of various pending legal proceedings; and other risk factors detailed in its filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Merge does not undertake any obligation to update forward-looking statements or any of risks, uncertainties and other factors.

Operator: Good morning. My name is Zetania and I will be your conference operator today. At this time, I would like to welcome everyone to the Merge Healthcare Third Quarter 2011 Earnings Conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions] Thank you.

I would now like to turn the call over to today’s host, Mr. Steve Brewer, Executive Vice President of Merge Healthcare. Sir, you may begin your conference.

Steve Brewer: Thank you. Good morning and welcome to Merge Healthcare third quarter 2011 earnings call.  Joining me on the call today are Jeff Surges, our Chief Executive Officer; and Justin Dearborn, our President and Chief Financial Officer.

Before we get started, please consider that our comments today may contain forward-looking statements under the Private Securities Litigation Reform Act of 1995 and not historical facts. Our actual results may differ. Various critical factors that could affect our future results are set forth at our recent SEC filings and press releases. The Company undertakes no obligation to update or revise any forward-looking statements.

In addition, we may refer today to non-GAAP financial measures. These measures are supplemental to our GAAP financial measures and should not be viewed as alternative to them. For greater information regarding these metrics, please see the related discussion in our earnings release.

With that, I will turn the call over to Jeff Surges for an update on the business.

Jeffrey A. Surges:  Thanks, Steve and good morning everyone. Thank you all for joining the call. I’m pleased to start this call by announcing our results for the third quarter. In Q3, we delivered pro forma revenue totaling $60.6 million and adjusted EBITDA of 24%. Before we go into more details on our financials, I want to highlight a few areas that helped us achieve these results.

This continues to be an exciting time for Merge Healthcare and our management team. As I approach my one-year anniversary as CEO here at Merge, I am proud of what we have achieved.  The company has grown considerably this past year but we’re just getting started. I couldn’t be more excited about what the future holds for Merge. As I stated a year ago, my goal is to build a billion-dollar company and I’m confident we are on the right track.

A number of achievements have led to our continued growth this past quarter. First is the continued expansion of our sales team and our overall employee growth. Second is the adoption rate at which our clients are embracing our iConnect and Meaningful Use solution. Third is the combination of exciting and successful customer initiatives including Merge Live and two new strategic acquisitions, which I will discuss in a few moments.

Before I proceed though, let me take a second to bring some of our newcomers on the call up to speed. Not only does Merge Healthcare have an exceptional suite of products and solutions but we have an extensive and growing customer base. The Merge client base consists of more than 1,500 hospitals, 6,000 clinics across the country, which on average has only one of our solutions. This last point is extremely important as they represent a barely tapped customer base that Merge can continue to sell into. That, along with the acceleration of Meaningful Use and iConnect sales represents a significant opportunity for the rest of this year into 2012 and beyond.

As you will recall, in Q1, we began hiring a significant amount of sales and marketing talent. At that time we shared with you that our expectation is that it would take a few quarters to get this team up and running. I’m happy to report that our model is proving itself as we expected and our teams are hitting their stride this past quarter and we are making substantial contributions to our bottom line.

In addition to strengthening our core sales team, we’re also enhancing our partner sales team. Our go-to-market requires a strong focus on our partners and sales derived from these partnerships and relationships.

With that, I’m pleased to announce that the addition of Peter [ph] Urbane (4:16) an experienced sales veteran who is heading up and growing our partner sales team. Peter, who joined us most recently from IBM where he was responsible for driving customer value among more than 100 of their largest healthcare and life sciences accounts in the Chicago healthcare ecosystem. His responsibilities included all of IBM’s products across hardware, software and services, the brand sold via all channels into and including these business partners.

One example that highlights the traction we’ve achieved in our partner space was the announcement we made last month during our client conference of our partnership with Dell. We partnered with Dell as a preferred provider of our cloud-based computing services, storage and enterprise hardware products. Dell has also partnered with Merge to license our iConnect technology to be distributed within their overall healthcare platform. We expect Peter and his team to continue to expand and broaden our relationships with key strategic partners.

Along with Peter, we’re excited to announce the addition of another healthcare veteran to the Merge family, Steven Tolle. Steven brings more than 20 years of healthcare industry experience. He has joined Merge as our Senior Vice president of Solutions Management. Prior to joining Merge, Steven served as Senior Vice President and General Manager of OptumInsight, formerly Ingenix, where he led their Physician Community Business Unit, which included revenue cycle electronic health record products. His previous roles included Vice President of Solutions Management responsible for the entire EHR portfolio at Allscripts as well as Director of Business Development at Pfizer Health Solutions. Steven’s broad healthcare experience will be a great value here at Merge.

Now, I’d also like to update and share with you the areas of our critical success factors in image interoperability and enterprise-wide imaging. We are quickly seeing more and more providers realize how important it is to have a true enterprise imaging strategy within their organizations and the backbone of that strategy is a true vendor neutral archive such as Merge’s iConnect VNA. Being used at more than 300 sites, iConnect VNA is the most widely deployed vendor neutral archive in the healthcare industry. With iConnect VNA, our clients have centralized storage for all types of images and clinical data across their entire health system.  In addition to iConnect VNA, the Merge iConnect suite also includes iConnect Share and iConnect Access. With the iConnect suite, we are uniquely positioned to capitalize on the billion-dollar opportunity that enterprise imaging represents.

The following are just a few of our Q3 client highlights for the iConnect solution stack.  HealthPartners, the largest consumer-governed non-profit healthcare organization in the nation selected Merge iConnect VNA, Share and Access to enable their entire healthcare enterprise.  CentraCare Health System, the largest healthcare provider in the St. Cloud, Minneapolis region – Minnesota region, selected iConnect VNA and Share to connect their ecosystem. And Catholic Healthcare West, the fifth largest hospital provider in the nation and the largest hospital system in the State of California selected iConnect Access for their enterprise imaging strategy. CHW started with their hospitals and clinics in the Sacramento region and now, based on their success of their initial rollout, will be rolling out this solution to their entire network.

In addition to our iConnect offerings, our radiology solutions continue to be a major driver of sales.  As most of you know, Congress enacted the American Recovery and Reinvestment Act in 2009 to support the use of healthcare technology. Within that act, more than $1.5 billion has been allocated to the radiologists and the radiology industry who use certified electronic healthcare records technology in a meaningful way.

Options in radiology to date have been very limited. As current electronic health records are either not built specifically for radiology workflow or they are marginally certified products that require the radiologists to purchase additional applications to meet the remaining requirements even if they are not used, until now. I’m excited to announce that Merge RIS Version 7.0 has received the federal government’s Meaningful Use stamp of approval, becoming one of the industry’s only radiology information systems or RIS with complete electronic healthcare ambulatory certification, great progress. With this, it means that the Merge RIS Version 7.0, radiology providers can now utilize a single product designed for radiology-specific workflow to capture and report on the metrics required to demonstrate meaningful use of electronic health records.

Merge RIS Version 7.0 provides the platform to qualify for the incentives offered by the stimulus plan, which total up to $44,000 per eligible provider, we call that the carrot, and more importantly avoid future penalties down the line, A.K.A., the stick. We are leading the radiology market with complete EHR certification for our RIS and have built a solution that is solely designed for a client’s specific workflow needs. Last week, you may have seen our press release announcing 11 new clients from across the country who will be utilizing the Merge RIS to achieve their Meaningful Use targets.

While Meaningful Use has clearly gained significant traction among radiologists, our RIS and EMR solutions actually cover more than 120,000 eligible physicians for Meaningful Use reimbursement including radiology, orthopedics and ophthalmology.

Last quarter, we spoke briefly about our pending acquisition of Ophthalmic Imaging Systems or OIS. We have completed that acquisition and have extended our reach into yet and another ology and expanded our client base by over 2,000 location nationwide. By combining Merge’s leadership in imaging and informatics with OIS’s award-winning solutions for ophthalmology, we are uniquely positioned to help providers meet the growing demand for ophthalmic imaging solutions, which has steadily increased due to factors such as aging population, which also improved practice efficiency and the quality of care. This strategic acquisition clearly illustrates how we are continuing to deliver on our vision to be the industry’s leader in image interoperability and informatics, and provides yet another significant cross-selling opportunity.

On last quarter’s call I also shared news about our upcoming client conference, Merge Live. We initially set an aggressive goal of 500 attendees and I’m pleased to report we shattered that target with over 500 clients in attendance. Merge Live provided a unique opportunity for us to interact with and learn from our clients and showcase the latest advancements in our product lines. It also provided the perfect forum for us to make a number of strategic announcements, two of which I’d like to talk about now.

I was proud to kick off the conference by unveiling Merge Honeycomb, our new cloud-based platform. We further announced our first application within Merge Honeycomb, free image sharing.  This first cloud-based application will allow users to upload, download, view and share images for free anytime, anywhere. While Merge Honeycomb will officially be launched at the Radiological Society of North America conference later this month right here in Chicago, we invited clients to pre-register and I’m happy to state we have already received several hundred client registration.

Following the excitement of our Merge Honeycomb announcement, attendees at the conference were wowed by presentations from an all-star roster of speakers including Todd Park, Chief Technology Officer of Health and Human Services, who shared his strategy on how to leverage IT and the web to improve patient care quality and efficiency. He spoke about making the healthcare system more accountable, transparent and responsive to healthcare consumer needs, which is a perfect segue way to the other strategic announcement we made at Merge Live.

We were honored to have Chicago Mayor Rahm Emanuel join us at Merge Live to announce that the city would be deploying 100 Merge Healthcare ATMs or health stations throughout Chicago so residents and employees of the city can proactively manage their own personal health records and make more informed healthcare decisions.

Building on that announcement, we recently acquired the asset rights to more than 20,000 Lifeclinic branded health stations that are currently deployed in retail healthcare settings such as Walmart, CVS and Rite Aid. Utilized by consumers more than 500 million times last year, these health stations or ATMs provide a key access point to patient care and represent a significant growth opportunity for Merge and our iConnect portfolio as well as a natural continuation of our strategy.

As we upgrade these health stations with Merge Honeycomb access and our iConnect functionality, which we’ve talked about in the past, we will in essence be building a natural network of Merge Healthcare ATMs and a health information exchange that includes providers, payers and patients.

We look forward to sharing more about our health stations and our consumer strategies in the coming months and at RSNA, where we will be officially launching Merge Honeycomb and showcasing our complete EHR certified RIS version 7.0 for Meaningful Use.

We’ve had an amazing year and I believe our financial performance will continue to reflect the success of our business model. That said, we are announcing 2012 guidance of pro forma revenue ranging between $288 million to $300 million with an adjusted EBITDA target between 22% and 24%.

To talk more about our third quarter earnings and our 2012 guidance, I’d like to turn the call over to Justin Dearborn, our Chief financial Officer.

Justin C. Dearborn: Thank you, Jeff. I will review our results for the third quarter of 2011 and compare these to the second quarter of 2011 and the third quarter of 2010 as applicable. I will concentrate my comments on pro forma information, especially as GAAP and pro forma revenue for the third quarter of 2011 are within $500,000 of each other. And finally, I will provide some additional information surrounding our 2012 guidance.

Pro forma sales grew by 25% and totaled $60.6 million for Q3 of 2011 compared to $48.5 million in Q3 of 2010. Pro forma sales for Q2 2011 were $57 million.

We’ve achieved approximately $3 million of sales growth each of the past four sequential quarters, which is a validation of our product innovation and cross-selling efforts. A significant portion of our sequential quarterly growth comes from new sales of hardware and software. In addition, we continue to make operational progress towards not only quickly fulfilling customer orders but also commencing the implementation of our solutions, each of which are driving the increase in nonrecurring revenue on a quarterly basis. And as a result, recurring revenue for Q3 2011 was approximately 57.5% of total pro forma revenue compared to approximately 62.5% in Q2.

In addition, our bookings in Q3 continued the trend of increasing on a quarterly sequential basis in 2011. The bookings increase offset by our operational efficiency and order fulfillment resulted in non-recurring backlog remaining constant at $40 million as of September 30.

Gross margin on a pro forma basis and excluding depreciation and amortization was 64% for Q3 2011 compared to 62% for Q3 2010 and 71% for Q2 2011.

Consistent with prior 2011 quarters, software and hardware revenue was approximately one-third of total revenue. As discussed in the prior quarter’s call, the composition of total software and hardware revenue mix was highly software concentrated in Q2. Further, our expectations and guidance provided on the prior call we realized in Q3 2011 as the composition of software and hardware revenue returned back to historical mix trends. We expect the mix of software and hardware sales as a percentage of overall sales continue to fluctuate and impact our gross margin on a quarterly basis, which is why we focus on annual results.

Excluding restructuring and acquisition-related cost as well as depreciation and amortization, Merge Healthcare operating expense is at $24.9 million in Q3 2011 compared to $23.1 million in Q2 2011. This dollar increase is largely attributed to our continued sales and marketing efforts, which increased to 17% of pro forma revenue. We expect sales and marketing as a percent of revenue to remain at these levels or increase slightly in Q4, primarily the result of cost associated with lead generation and customer appreciation activities held at both Merge Live and RSNA.

Merge had an adjusted EBITDA of $14.5 million or $0.16 per diluted share in Q3 of 2011 compared to $17.1 million or $0.20 per diluted share in Q2 and $13 million or $0.15 per diluted share in Q3 2010. As discussed in our prior quarter’s earnings call, the expected decrease in gross margin and the costs associated with the continued investment in sales and marketing result in Q3 2011 adjusted EBITDA of 24% of pro forma sales.

Adjusted net income stayed constant at $0.06 per diluted share in Q3 2011 as compared to Q2 2011.

Cash generated from the business operations was approximately $8.8 million for Q3 2011, an increase of $2.2 million from Q2. Cash generated from business operations were offset by the acquisition activity and restructuring payment resulting in a $500,000 decreased cash for Q3 2011.

As it relates to the primary balance sheet account impacting working capital. Net accounts receivable increased by $8.1 million to $66.5 million at September 30 and pro forma DSO for the quarter increased 8 days from Q2 to 101. These increases are driven by invoice in the last couple weeks of the quarter associated with customer payments due upon contract signing and/or order fulfillment. This is supported by the fact that receivables greater than 90 days past due as a percent of total AR decreased by 2.5% at September 30 compared to prior quarter. Finally, deferred revenue increased $2 million to $49.2 million as of September 30.

We will continue to invest in product innovation, sales and marketing and maintain a high quality experience to our customers. Further, we will be opportunistic in our efforts to expand our product solutions in order to deliver the best experience for our customers and we’ll invest in the company accordingly.

With respect to 2012 full year guidance, we expect pro forma revenue between $288 million and $300 million and adjusted EBITDA between 22% and 24%. We believe revenue will grow throughout the year in a quarter-over-quarter manner similar to how we guided 2011. Our 2012 guidance is based on including full year of the last revenue, a significant increase in sales of our health station solution, which Jeff touched on earlier, and approximately 16% growth in our existing business with specific emphasis on iConnect, cardiology and our MU, especially the EMR platforms.

Now, to assist those of you who may be looking to model our annual guidance please note the following expectations. Sales adjustment for significant acquisition to reconcile GAAP to pro forma revenue of approximately $2.5 million; amortization and depreciation and cost of goods sold of approximately $7 million, of which $5 million relates to the amortization of intangibles from significant acquisitions; approximately $8.5 million of depreciation and amortization within operating expense, of which $6 million relates to the amortization of intangibles from significant acquisitions; approximately $32.5 million of interest expense including the amortization of the debt issuance and debt discount cost; approximately $3.5 million of non-cash stock-based compensation expense; approximately $4 million of income taxes; primarily non-cash expense related to our Canadian operation with about $1 million in cash expense; and anticipated fully diluted shares outstanding of between $93 million and $97 million.

I would now like to turn the call back over to Jeff for closing comments.

Jeffrey A. Surges:  Thank you, Justin. So as I look back over the last year, I’ve seen Merge Healthcare validate our 2011 operating plans, grow our client base, expand our solution portfolio and strengthen our Meaningful Use strategy with image intensive specialties.

As we gear up for 2012 and continue to receive confirmation in the marketplace, I see a number of initiatives such as the connected network of Merge Healthcare ATMs, continued expansion in our enterprise-wide imaging and a growing demand for our specialty EMR portfolio, all of which have us poised for continued growth and success.

I’d like to thank everybody for joining the call and now, operator, we’ll turn it over to you to take any questions we may have. Thank you.

Question and Answer Section:

Operator: [Operator instruction] Your first question comes from the line of Ryan Daniels with William Blair.

<Q – Ryan Daniels – William Blair & Co. LLC>: Yeah, good morning guys. Thanks for taking my questions. First off, just in regards to 2012 guidance, appreciate all the color you provided there Justin. Maybe one other thing we could talk a little bit about is just how that builds up in regards to sales and marketing in particular, the level of sales ramp. I think we’re at 150 FTs last quarter with

60 quota carrying reps, excuse me. So where does that stand and how might that trend as we look forward into 2012?

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Ryan, this is Jeff. Thanks for the question. As I said a few quarters ago when we started hiring, right, that we would hire a lot, we need to get them trained, understand that our sales cycles can be anywhere from six to nine months and that we were really betting on Q3 and Q4 for that validation. All of our internal statistics give us that as do these results.

As we look ahead, we don’t want to stop there though, we want to continue to grow really in two areas. One, at the high end, at the enterprise level, where hospitals and health systems are looking at enterprise-wide imaging going across their platform or across their health system and trying to do the same thing they did with other enterprise decisions. So we need more people at the high end and then I also think as our ambulatory reach continues to grow whether that’s ophthalmology, orthopedics, Meaningful Use radiology we’ll continue to employ more of a regional sales experience where we have more reps going to multiple sites in a day, right, hitting three or four customer locations. And then finally, at the national account and partner level, we see a great opportunity to leverage distribution arrangements with those companies that are already inside of many of our customer or soon to be customer accounts.

Net net, I see that looking more like 175 people, maybe by the end of 2012 getting close to 200 but we have it factored-in in the way we think about the way the business grows year-over-year making them successful and totally optimized.

<Q – Ryan Daniels – William Blair & Co. LLC>: Okay, very helpful color and then maybe one for Justin, just on the 2012 revenue contribution from OIS. Do have a proxy for what that might look like?

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Yeah. It’s in the numbers we gave. We’re looking at that around $14 million.

<Q – Ryan Daniels – William Blair & Co. LLC>: Okay, thanks. And then maybe two big picture one and I’ll hop off. Just given the recently finalized ACO regs, I’m curious, number one, if you look across your 1,500 or so hospital partners, if they are likely to participate given that this look a lot more favorable. And then number two, if that’s the case, I’m curious what type of demand increase you think you might see for your solutions both in that they improve care, reduce exposure and certainly have the ability to significantly reduce waste and the fact that that’ll be the key to ACO business model?

<A – Steve Brewer – Merge Healthcare, Inc.>: Yeah. Ryan, hi, this is Steve Brewer. I think that’s a great call out because what’s happening with the payment reform, bundled payments in the ACO model, really the iConnect offering and the demand for that is really tied very closely. So from the standpoint of having true image interoperability and connecting various settings of care become critical. So I think that’s really kind of almost leapfrog future Meaningful Use regs and are pushing people to make decisions around interoperability sooner.

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Yeah. Ryan, this is Jeff. When we talk about enterprise-wide imaging, I’d like to just give an example of that. A lot of our clients, particularly at Merge Live, when we started having more client forums were focused on this notion that a MRI for example is a $2,000 reimbursable scan or test and if the interoperability cloud isn’t moving that efficiently from the ER to the primary care throughout the orthopedic or presurgery, today that model says, well, we’ll just do another one and we’ll get reimbursed. And what’s scaring these folks and what has them concerned is the minute that that faucet starts to get tightened, my ability to move that data to be a quality care provider is of concern. And so when we talk about enterprise imaging and our iConnect archive, it really puts that in a position – and that Honeycomb allows it to move interoperably, we start to see the important aspects of what we’re calling this enterprise-wide imaging platform.

<Q – Ryan Daniels – William Blair & Co. LLC>: Okay, makes a lot of sense. And then last one, just a bit of an open-ended question for you but I’m curious with your user conference Merge Live, was there anything in particular that really garnered a lot of buzz or interest among your user group or maybe anything that surprised you, Jeff, kind of walking out of there?

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Yeah, I think there’s two things. One, the announcement of the cloud and Honeycomb because the cloud technology while talked about a lot we all know having been in healthcare a long time, finding its rightful home around security and compliance and owning the data has really been a challenge but I think what they find in Honeycomb is a trusted resource, somebody they’re already doing business with in 1,500 hospitals and the cost and expense of storing images, a second copy, the archive growth across an enterprise really received well as an option to consider.

I think the second piece is as many of you have been following Merge for a long time is we created a culture, a brand and we gave our clients a destination to think about Merge as a long-time solution provider for them. So if you go back a couple of years, you know that some of our strategic acquisitions we’re coming in and people wanted to know who we were and I think everybody [ph] a lot (28:29) know exactly who are, a partner of choice and somebody they can lean into for more solutions in the coming year. So that’s what was really gratifying to me and a lot of our client-facing people at the company.

<Q – Ryan Daniels – William Blair & Co. LLC>: Great. Thanks of the color and congrats on the quarter.

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Thanks. Next question?

Operator: Your next question comes from the line of Deepak Chaulagai with Dougherty.

<Q – Deepak Chaulagai – Dougherty & Co. LLC>: Good morning, guys. Thank you for taking my questions. Just to follow up on Ryan’s question about sales ramp, any additional color on the partner distribution agreement or strategy that you are pursuing now that you have an executive on board. Should we expect other announcements like the arrangement you have with Dell going forward?

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Yeah. Deepak, thanks for your question. I think one of the natural growths of our sales organization is knowing that our go-to-market has to have kind of ambidextrous approach. We have to have a go-direct model where our core applications reside and that we want to control the switches on that entire interaction. I also think that in the areas of enterprise imaging and in the ambulatory out-patient world there are those companies and organizations that also have a reach that we can leverage. So I think the natural growth for Merge has been to reintroduce ourselves more formally to people we were already doing business with and Dell was a great example of that. We’re already working with them loosely but we finally got together and said, we’ve got this asset and this team, you have an asset and a team, how do we work together to leverage both of our assets to get to that greater outcome or greater distribution leverage? So I expect that going into the end of the year and into 2012, we’ll continue to see the investment in partners, the distribution of those agreements and allowing us to get a further reach into the marketplace.

<Q – Deepak Chaulagai – Dougherty & Co. LLC>: That’s very helpful color. One additional point on that, do you see greater margin from that kind of sales arrangement versus your direct sales force?

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Yeah. So having been in this industry a long time, what I learned many times is that you can’t really do referral arrangements, which you say, I’ll pay you for a lead if you pay me for a lead because that doesn’t really penetrate the depth and the opportunity that we want to have. So what we’ll actually do is offset our direct team, which has direct quotas with what we call more of an overlay model because it does take in many cases when you get to the $5 million, $10 million sale, which many of you know the iConnect opportunity and our full suite going into a hospital is a $5 million plus opportunity. It does take a village to win those deals at times and you need your partners at the table working with CIOs and CFOs to let them know we can help their enterprise and efficiently manage the business they want to work with us on.

<Q – Deepak Chaulagai – Dougherty & Co. LLC>: And that was my next question. In terms of the iConnect size and scope of deals going forward, you announced your deal with HealthPartners up here in Minneapolis yesterday, which I assume is a pretty big-sized deal. To the extent that you could comment, should we see bigger deals going forward or should we expect a larger number of deals in any given quarter?

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Yeah. The answer is all of the above, Deepak, but let me walk through it. So if you participated on our call, and many of you did in Q1 and Q2, you heard us talk about Access and Share. And Access and Share was really the initial kind of lightweight solution stack in iConnect, right, it enabled images in an EMR, it allowed customers within an intraconnected state to move images so they can share them amongst radiologists or cardiologists or orthopedists but the big foundation of that was archive, right. And we knew that hiring the sales organization to get to what is in excess of seven digits and above you had to be able to sell two or three of the stack at one time. So HealthPartners in St. Cloud, CentraCare and as we even think about CHW and a few others we’ll announce, you’ll start to see that each of those are additive to the opportunity. And so as we talk about enterprise sales, those are seven digit deals and above when you’re working across a health enterprise or a health system.

<Q – Deepak Chaulagai – Dougherty & Co. LLC>: Sure that makes sense. And one last one I had was on your health stations acquisition. Justin, you said, there will be a significant sales contribution from those – that acquisition. Could you quantify what that could be for us to think about fiscal 2012?

<A – Jeffrey Surges – Merge Healthcare, Inc.>: I was very precise [indiscernible] (33:33) significant increase in sales. So we really haven’t had a material revenue-generating line item from our health stations to date for a variety reasons but we think what the acquisition gives us incredibly large footprint, a unit that is operational and is proven in the field. So we are being a little conservative, we think, but it’s in the line. You can probably back in to the math but we’re hoping for north of $5 million revenue from that group. But that’s up significantly from really – and significant in
2011.

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Yeah. Deepak, I’d also like to add, because we’ll probably get a few other questions on this. The whole health station ATM, as many people know, and the iConnect offering, we talked about not only the cloud for access to information and in the iConnect solution stack we talked about portals, which is important for Meaningful Use certification and access to our 6,000 clinics where people want their image, they want – they know that burning a CD is not an option and in many cases they have to move that image interoperably and so this provided us an immediate footprint to leverage. Versus trying to go one at a time, we picked up over 20,000 of these many in the B2B space, some in retail healthcare kind of a consumer space but the footprint was just too large of an opportunity pass up.

More importantly though, if you think of these ATM’s, I think of revenue cycle opportunities helping people collect and checking-in and checking-out, iConnect interoperability, moving the image. And as many of you know, if you say image what you really start talking about is all the other lab attributes that come with an image the blood work, pathology, insurance information, ADT information. So the image is the photo but behind that is considerable data that I’ll be – will be moving within the iConnect cloud and the iConnect stack. And then it really gives an opportunity at the state and federal level, which has always been a big opportunity for Merge, as you think about interoperability and what we call an HIE opportunity to move not only images but all of these lab data as well.

<A – Jeffrey Surges – Merge Healthcare, Inc.>: And Deepak let me add one more comment to the revenue kind of range I gave on the group. So right now the industry is heavily skewed towards monthly lease payments.

<Q – Deepak Chaulagai – Dougherty & Co. LLC>: Sure.

<A – Jeffrey Surges – Merge Healthcare, Inc.>: It of course greatly affects revenue recognition, so being a few weeks into this we’re not going to comment. We can change the market and we want to change the market but right now they are heavily monthly payments, which lead to the lower up front revenue of course. So if we continue with that trend, we’d be comfortable with that number but I want to give them more update on our background how the industry works right now.

<Q – Deepak Chaulagai – Dougherty & Co. LLC>: Sure. So do you think revenue contribution from that segment will be, for us, backend bloated a little bit or.

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Yeah.

<Q – Deepak Chaulagai – Dougherty & Co. LLC>: Okay. Well, that makes sense. Thank you for the comments. I appreciate it. Great quarter and we’ll look forward to talking to you soon.

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Thank you.

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Next question, operator?

Operator: Your next question comes from the line of Eric Martinuzzi with Craig-Hallum.

<Q – Eric Martinuzzi – Craig-Hallum Capital Group LLC>: Thanks for taking my question. Just curious on Q3, I’m trying to figure out what the impact was for OIS as far as from a revenue perspective?

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Eric, it was a bit small as we had, I think, briefly highlighted on the Q2 call. Typically when you do an acquisition with a company that wasn’t making money you have to do a little bit restructuring, rightsizing, integrating the sales team. So we’re not breaking that out but it wasn’t significant.

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Eric, as you recall – this is Jeff. We did close at around mid-August, so we only had a few weeks of it and most of it was spent meeting with the employees, hugging the customer base, the importants there and then really trying to establish what 2012 and that go-to-market looks like.

<Q – Eric Martinuzzi – Craig-Hallum Capital Group LLC>: Okay. And then is there any contribution in Q4?

<A – Jeffrey Surges – Merge Healthcare, Inc.>: There will be, similar to Q3, just obviously for the full quarter but as I think we talked about last call, we really looked to operational [indiscernible]
(37:55) and I gave the number for 2012, so rightsizing it, making it an EBITDA contributor versus kind of where the company was running for the prior number of years. So when you do that you don’t typically expect to grow the revenue immediately.

<Q – Eric Martinuzzi – Craig-Hallum Capital Group LLC>: Okay. And then I noticed you talked about 2012 guidance but you didn’t speak to Q4 or 2011. What’s the Q4 or 2011 guidance?

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Yeah. This is Jeff. I think we, again, we continue to be very confident about our full-year guidance. So if we deduct the three quarters, I mean, we remain very strong on that as we close out a great year and continue to think about 2012 and planning for the year ahead. So didn’t mean to overrun it, just as the progress we’ve made each and every quarter leads us to that conclusion.

<Q – Eric Martinuzzi – Craig-Hallum Capital Group LLC>: Okay. So just to be clear then, this is $235 million to $240 million of revenue for 2011 and then roughly 23% EBITDA margins?

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Correct. We’re not changing guidance. Thank you.

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Next call, operator.

Operator: Your next question comes from the line of Nick Juhle with Baird.

<Q – Nicholas Juhle – Robert W. Baird & Co. Equity Capital Markets>: Hey, guys. I just want to touch again on the health stations business. Could you explain a little bit more detail on sort of the business model there and how you get paid? I know, Justin, you mentioned sort of the monthly lease payments. I guess what I don’t understand is as you acquire the 20,000 or so units, why isn’t it just an immediate layering on of revenue? And what happens there that causes revenue to grow throughout the course of the year?

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Nick, this is Jeff. Thanks for the question. Again, we recently announced this. So like any of our acquisitions or opportunities we’ll get under the covers on it. I think we’ll use the Q4 call to give more prescriptive information about that business, how it looks. What I would tell you today is in acquiring the rights for this, we picked up an initial –an immediate footprint, right. These health stations and many people have seen them. If you go to Walmart or CVS they are those gray blood pressure machines. What we know about them is they’re not connected to the internet, they don’t have any connectivity and they’re collecting data from 500 million consumers who want to get good information and start to build some personal health information.

Our plan is to assess that, figure out how to automate and connect them, how to make them part of a community health ecosystem with iConnect and Honeycomb and then you have to think about each of those as a per month type of a opportunity for us with some capital deferment because you have to upgrade all of these devices to enable them to be connected. So we’ll comment more clearly in Q4 once we spend time on it.

But the footprint was too great to pass up and it makes us the leading provider of health stations in the industry. And when you think about our large imaging network today, 1,500 hospitals, 6,000 ambulatory settings and now we laid up over 20,000 of these ATMs, it really makes the ecosystem of Merge’s cloud and interoperability stack very formidable when we go to market and start talking about our brand, our relevance and the solutions we can provide. So more to come on Q4, just like we’ve commented on OIS today, after closing that, we’ll do the same.

<Q – Nicholas Juhle – Robert W. Baird & Co. Equity Capital Markets>: Got you. And just to be clear – so this is – we’re talking about sort of the – those are blood pressure cuff-type machine that you see at the Walmart or the pharmacy and not – this is different from sort of Merge kiosk that I’ve seen at your trade shows?

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Yeah. So what you can think of it, the Merge kiosk and all of the power of that kiosk connected replacing and upgrading all of these gray blood pressure-only machines where the clients there tell us they’ve been waiting for this, they wanted a test. Our hospital clients want to brand these as disease management place and connect them to their portals and they want to options to make payer data, to make hospital information and information more accessible. So you’re starting to see the plan there for those of you that have been familiar with our story and kind of our desire to use these health station ATMs as critical access points. Our customers tell us that, whether it’s in the hospital or out. And we’ve found this opportunity to be too good to pass up.

<Q – Nicholas Juhle – Robert W. Baird & Co. Equity Capital Markets>: That’s great. And just one classification, Justin, I want to make sure I heard you correctly. You said 16% growth in existing businesses in ‘12?

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Yeah. As we modeled out – and to be very clear there’s – sometimes we’ll get in a little gray area, with OIS, for instance is a good example. So we have an EMR and we had an EMR in other segments. So those lines started to blur. So EMR will start to be tracked as a separate line item. So for this purpose in really modeling out 2012 internally we did still separate it but as we actually operate the business it’ll start to come together because we need one EMR team in the field and one R&D team on an EMR solution. So whether we credit that to OIS or Merge core it starts to blur a little bit on the EMR just as an example. But we did model 16%.

<Q – Nicholas Juhle – Robert W. Baird & Co. Equity Capital Markets>: Got you. So big picture you’re – we’re 16% growth and then layer on an OIS contribution as well?

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Correct.

<Q – Nicholas Juhle – Robert W. Baird & Co. Equity Capital Markets>: Thank you.

<A – Jeffrey Surges – Merge Healthcare, Inc.>: Thank you.

Jeffrey A. Surges:  Well, I want to thank everybody for the call. And I would encourage you to follow up. We have RSNA coming up, provide great information and I know we’ll continue to be available and accessible as we have been. Operator, that’s the end of the call. And thank you everybody.

Operator: This concludes today’s conference call. You may now disconnect.